Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-128632 and 333-128630 on Form S-8 of our report dated February 23, 2009, relating to the consolidated financial statements of TRX, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, effective January 1, 2007), appearing in this Annual Report on Form 10-K of TRX, Inc for the year ended December 31, 2008.

/s/    DELOITTE & TOUCHE LLP

Atlanta, Georgia

February 23, 2009